AMENDMENT

to

MUTUAL FUND SERVICES Agreement

Between

CAPITOL SERIES Trust

and

Ultimus ASSET SERVICES, LLC

This Amendment revises the Mutual Fund Services Agreement, dated March 1, 2016, (the “Agreement”) between the Capitol Series Trust (The “Trust”), and Ultimus Asset Services, LLC (“UAS” and collectively, the “Parties”), an Ohio limited liability company, on behalf of the Preserver Alternative Opportunities Fund (the “Preserver Fund”).

The Parties agree to amend Exhibit C, General Description of Fund Administration Services (“Exhibit C”), of the Agreement to revise the services provided by UAS on behalf of the Preserver Fund as described below.

1.	The services set forth below are hereby added to Exhibit C as a new bullet under section “III. Regulatory Affairs and Corporate Governance.”

●	Liquidity Risk Management Program. UAS will provide assistance in the adoption and maintenance of a Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4 under the 1940 Act. The LRMP shall include the following services:

Implementation Phase.

●	Develop and implement the Trust’s written LRMP.

●	Perform an in-depth evaluation of the adequacy of Preserver Partners LLC’s (the “Adviser”) written LRMP to ensure compatibility with the Trust’s LRMP.

Ongoing Services.

●	Assist with the preparation of periodic reporting and annual report to the Board, including collecting and incorporating investment adviser reports.

●	Provide data from the Preserver Fund’s books and records.

●	Assist in monitoring the Preserver Fund’s highly liquid investment minimum, if applicable, and the Fund’s level of illiquid investments (15% limit).

●	Assist with arranging Board notifications.

Preserver – Capitol Series Trust Amendment to Mutual Fund Services Agreement March 14, 2019	Page 1

●	Assist in the preparation of Form N-LIQUID.

●	Add Adviser’s liquidity risk discussion to shareholder reports.

The Parties agree to amend Exhibit E, Fund Administration Fee Schedule (“Exhibit E”), of the Agreement to add the following fees related to the services set forth above.

2.	The section below titled “Liquidity Risk Management Program” is added to “II. Other Services” of Exhibit E as follows:

●	Liquidity Risk Management Program.

The Trust or the Fund agrees to pay Ultimus: (i) a one-time implementation fee (payable in six equal installments) of $[REDACTED] per investment adviser, commencing with the initial compliance date, for providing assistance in connection with the adoption of the Trust’s Liquidity Risk Management Program (“LRMP”) which meets the requirements of Rule 22e-4; (ii) an annual fee, based on the schedule below, for providing assistance in connection with the maintenance of the Trust’s LRMP; and (iii) other related fees.

Annual Fee
Base Fee per investment adviser	$[REDACTED] per year

Other Related Fees
Form N-LIQUID preparation and related Board Notification	$[REDACTED] per event

Optional ICE Vantage Liquidity Indicator Module	Out of Pocket Charges

Except as set forth is this Amendment, the Agreement is unaffected and shall continue in full force and effect in accordance with its terms. If there is a conflict between this Amendment and the Agreement, the terms of this Amendment will prevail.

Signatures located on the next page.

Preserver – Capitol Series Trust Amendment to Mutual Fund Services Agreement March 14, 2019	Page 2

The Parties duly executed this Amendment as of March 14, 2019.

	Capitol Series Trust On behalf of the Preserver Alternative Opportunities Fund		Ultimus Asset Services, LLC By its Sole Managing Member, Ultimus Fund Solutions, LLC
By:	/s/ Matthew J. Miller	By:	/s/ Kurt Krebs
Name:	Matthew J. Miller	Name:	Kurt Krebs
Title:	President	Title:	Chief Financial Officer

Preserver – Capitol Series Trust Amendment to Mutual Fund Services Agreement March 14, 2019	Page 3